UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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Hercules Incorporated Hercules Plaza 1313 North Market Street Wilmington, DE 19894-0001 (302) 594-6802 Fax: (302) 594-6800 Email: wjoyce@herc.com

William H. Joyce Chairman and Chief Executive Officer

May 19, 2003

Dear Fellow Shareholder:

As we reach the two-year mark of this management team’s efforts to rescue and reinvigorate Hercules, I want to update you on our significant progress.

Despite a difficult operating environment for the chemicals industry, we have taken a number of actions that have turned Hercules around, putting it in a much stronger financial and operating position and creating a solid platform for future growth. Simply stated, Hercules today is a much improved company.

RESTORED FINANCIAL HEALTH

First, and most importantly, we have restored Hercules to financial health. Your Company now has a much stronger balance sheet with greatly reduced debt and our businesses are generating strong cash flow. To achieve this renewed strength, and improve our business performance and the overall value of Hercules, we identified and executed on several key initiatives.

Key to our plan was first the improvement and then the sale of part of BetzDearborn, the Water Treatment business, to GE Specialty Materials for $1.8 billion about a year ago. We paid off more than $1.6 billion of debt, most of which was coming due within 18 months, thereby solving our liquidity problems and substantially improving our balance sheet.

As part of the transaction, we retained the paper process chemicals business (about a third of the BetzDearborn business originally acquired in 1998). This excellent asset remains part of our Pulp and Paper Division. Notably, Hercules has been selected as the exclusive distributor for water treatment products into the paper industry by GE Betz. The BetzDearborn Water Treatment sale was truly a value-creating transaction that addressed market fears about Hercules’ viability, while giving us the breathing room to successfully pursue fundamental business improvement across the Company.

WORK PROCESS REDESIGN — IMPROVED PERFORMANCE

We did not, however, limit our efforts to one defining move. In order to improve how we conduct business and increase our competitive advantage, we embarked upon an intensive Work Process Redesign program. This program — which is central to our strategy — focuses on understanding and meeting customer requirements, creating more efficient and cost-effective business processes and utilizing and developing the skills and energy of all employees to achieve continuous improvement. Not only has the program resulted in approximately $160 million of ongoing annual cost savings (which we achieved ahead of schedule), but it also has helped to improve our operating performance. Moreover, Work Process Redesign was critical in improving BetzDearborn’s performance and enabling an excellent sale.

As a result of our collective efforts, we have increased margins and volumes and have a much greater ability to manage in a very difficult environment. Our progress is evident in our financial results. Growth in both sales and operating profits from our ongoing businesses has far outpaced the average performance of our chemical industry peers.

STRATEGIC PRIORITIES

Looking to the future, Hercules’ strategic priorities will continue to be cash flow generation, productivity improvements and focused, profitable growth. To accomplish these objectives — and further enhance our market-leading positions — we continue to reinforce our company-wide applications knowledge and strength to add value through innovation to our customer’s products and operations. We are maintaining our focus on business, manufacturing, application and technology strengths in key markets, including pulp and paper, coatings and adhesives, food, pharmaceuticals and personal care, construction and hygiene. We will also explore product and service extensions combined with small bolt-on acquisitions that fit closely with our product and market positions and which make good short- and long-term financial sense.

Although we recognize that we still have much work ahead of us, we have accomplished a great deal in the last two years. Hercules is a much stronger company today — and we are focused on increasing value for all shareholders.

CAN YOU TRUST SAM HEYMAN?

As you know, dissident director Heyman has announced a proxy contest to replace our slate of directors with four hand-picked nominees that he is paying to run at this year’s annual meeting.

Despite the fact that Hercules is a much improved company, Heyman is trying hard to paint a different — and we believe distorted — picture for his own benefit. He is attempting to give himself control of Hercules without paying you anything — without buying your shares or paying a control premium. We urge you not to be distracted by the self-serving rhetoric of this “corporate raider’’† — which is full of misinformation and half-truths.

†   Doug Donovan, Deal Of The Day: Corporate Raider Lifts Hercules, Forbes, November 11, 2000

His comments on the BetzDearborn sale and management compensation, to cite just two examples, are highly misleading and simply wrong on the facts.

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For example, Heyman says the sale of the BetzDearborn Water Treatment Business for $1.8 billion in cash was a mistake. However, in late October 2001, Heyman did not believe management could get $1.8 billion for BetzDearborn and stated that he would “be delighted to be proven wrong.’’ The fact is — had we not successfully completed the sale of BetzDearborn, the ongoing viability of Hercules would have been in jeopardy with serious financial consequences for shareholders, creditors, employees, retirees and other stakeholders. Knowledgeable people throughout the financial markets have overwhelmingly applauded this transaction. Had we followed Heyman’s advice, we believe Hercules would be in a very different position today and enormous shareholder value would have been destroyed.

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Heyman has also criticized the grants of restricted stock under the Company’s Long Term Incentive Plan, implying that the grants are related to the current proxy fight. Nothing could be further from the truth. The fact is — the grants were not made because of the proxy contest. Long term incentive grants are made every year, usually around this time of the year, as part of the compensation package for management, and are benchmarked by outside experts to be competitive with our peers and industry norms.

These are merely two examples of how Heyman distorts the facts — something he does consistently in his communications.

Given Heyman’s disregard for the truth, do you really trust him to protect your interests? Do you really want to give him control of your Company in exchange for nothing?

We will shortly be sending you Hercules proxy materials, which will include important information related to the election of directors and other matters to be voted on at our 2003 Annual Meeting. We urge you to review these materials carefully when they are mailed to you — and to take no action until you have carefully reviewed our materials.

In the past two years, Hercules has made progress on many important fronts — from strengthening our financial position to streamlining the organization, improving operations and increasing our competitive advantage. These are all areas in which we will continue to focus our efforts, with the goal of maximizing value for all shareholders.

Sincerely,

WILLIAM H. JOYCE Chairman and Chief Executive Officer

If you have any questions about our proxy solicitation or need additional information about the Hercules shareholder meeting, please call MacKenzie Partners, Inc. at the phone numbers listed below.

105 Madison Avenue New York, NY 10016 proxy@mackenziepartners.com (212) 929-5500 (call collect) or TOLL-FREE (800) 322-2885

Hercules plans to file a proxy statement with the Securities and Exchange Commission in connection with its 2003 annual meeting of shareholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HERCULES WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders will be able to obtain a free copy of the proxy statement and other related documents filed by Hercules at the SEC’s website at www.sec.gov. When available, Hercules’ proxy statement and other related documents may also be obtained from Hercules free of charge by contacting Helen Calhoun, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001, Tel (302) 594-5129.

This communication includes a quotation from previously published material, the source of which, including the name of the author and date of publication has been cited. Because the material is a public document, we did not seek the consent of the author or publication to the use of such material as proxy soliciting material. We have not directly or indirectly paid or proposed to make any payments or give any other consideration in connection with the preparation, publication or reproduction of such material.

Information regarding the identity of the persons who under SEC rules may be deemed to be participants in the solicitation by Hercules of its shareholders for the 2003 annual meeting, and the participants’ interests in the solicitation, are set forth in the initial filing with the SEC made by Hercules on Schedule 14A under Rule 14a-12 on May 19, 2003.